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As filed with the Securities and Exchange Commission on March 2, 2000.

Registration No. 333-45315



	                       SECURITIES AND EXCHANGE COMMISSION
	                           Washington, D.C.  20549

	                        POST-EFFECTIVE AMENDMENT NO. 1
	                                     TO
	                                  FORM S-8
	                         REGISTRATION STATEMENT UNDER
	                          THE SECURITIES ACT OF 1933

	                              THE EASTERN COMPANY
	               (Exact name of registrant as specified in its charter)


Connecticut					               	        06-0330020
(State or other jurisdiction		       		(I.R.S. employer
of incorporation or organization)		     identification number)

112 Bridge Street, Naugatuck, Connecticut  	       06770
(Address of principal executive offices)	         (Zip code)


	              THE EASTERN COMPANY 1997 DIRECTORS STOCK OPTION PLAN
	                            (Full title of the plan)

	                             John V. Galiette, Esq.
	                              Reid and Riege, P.C.
	                               One State Street
	                       Hartford, Connecticut 06103-3185
	                               (860) 240-1009
	           (Name, address, including zip code, and telephone number,
	                 including area code of agents for service)

	                        CALCULATION OF REGISTRATION FEE

Title of			                	  Proposed		        Proposed maximum
securities	    Amount        	maximum offering	 aggregate	        Amount of
to be 	        to be         	price	      	     offering	        	registration
registered	    registered    	per share       	 price         	   fee

Common stock   225,000(1)	  N/A		               N/A		             N/A
Common stock   100,000(2)	  $15.1875(3)(4)      $1,518,750(3)	    $400.95(4)

(1) On May 28, 1999, the Board of Directors of the Company effected a 3-for-2 stock split pursuant to which each holder of record of two shares of the Registrant's Common Stock received one additional share of the Registrant's Common Stock. Accordingly, the number of shares of the Registrant's Common Stock registered pursuant to the Form S-8 Registration Statement filed by the Registrant on January 30, 1998 was automatically increased from 150,000 shares to 225,000 shares.

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(2) On December 15, 1999, the Board of Directors of the Company amended the
Plan in order to permit an additional 100,000 shares of the Registrant's Common Stock to be issued pursuant to options granted under the Plan.

(3) These amounts have been estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, these amounts have been computed on the basis of the average of the bid and ask prices of the Registrant's Common Stock as traded on the American Stock Exchange on February 24, 2000.

(4) The registration fee equals 0.000264 multiplied by $1,518,750, which is $15.1875, the average of the bid and asked prices of the Registrant's Common Stock on February 24, 2000 multiplied by 100,000, a good faith estimate of the aggregate number of additional shares of Registrant's Common Stock of the Registrant to be issued under options to be granted pursuant to the Plan described in this Post-Effective Amendment No. 1.

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PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS


As required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), the document(s) containing the information described in Part I of Form S-8 have been (or will be) sent or given to participants in The Eastern Company 1997 Directors Stock Option Plan (which Plan is listed on the cover of this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement filed by The Eastern Company (the "Registrant") on January 30, 1998 (the "Registration Statement")). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Post-Effective Amendment No. 1 pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.


PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The contents of Item 3 of Part II of the Registration Statement are incorporated herein by reference in their entirety.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The contents of Item 5 of Part II of the Registration Statement are incorporated herein by reference in their entirety.

The validity of the issuance of the 100,000 additional shares of the Registrant's Common Stock offered hereby will be passed upon for the Registrant by Reid and Riege, P.C., Hartford, Connecticut.

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Item 6.	Indemnification of Directors and Officers.

The contents of Item 6 of Part II of the Registration Statement are incorporated herein by reference in their entirety.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The contents of Item 8 of Part II of the Registration Statement are incorporated herein by reference in their entirety.

The following additional exhibits are filed as part of this Post-Effective Amendment No. 1 to the Registration Statement:

4(a)(1)	Amendment No. 1 to the Plan dated April 28, 1999.

4(a)(2)	Amendment No. 2 to the Plan dated December 15, 1999.

5(a)		Opinion of Reid and Riege, P.C. as to the legality of the additional securities being registered.

23(c)		Consent of Reid and Riege, P.C. (Reference is made to the Opinion of
		Reid and Riege, P.C. filed as Exhibit 5(a).)

24 Power of Attorney (included in the signature page to the
		Registration Statement).

Item 9.	Undertakings.

The contents of Item 9 of Part II of the Registration Statement are incorporated herein by reference in their entirety.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Naugatuck, State of Connecticut, on the 2nd day of March, 2000.

								THE EASTERN COMPANY


								By /s/ Leonard F. Leganza
								  Leonard F. Leganza
								  (President and Chief
								  Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature			                 	Title		          			Date


				                         	President and
/s/ Leonard F. Leganza       	Director (Chief		  	March 2, 2000
Leonard F. Leganza          		Executive Officer)


           *                 	Director
John W. Everets


           *                 	Director
Charles W. Henry


           *                 	Director
David C. Robinson


           *                 	Director
Donald S. Tuttle, III


                         					Vice President and
 /s/ John Sullivan           	Treasurer			          	March 2, 2000
John Sullivan

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                                 							*By:	  /s/ Leonard F. Leganza
								                                    Attorney-in-Fact under
	                                           Powers of Attorney
                                            incorporated by reference from
                                            the Registration Statement.


The Plan. Pursuant to the requirements of the Securities Act of 1933, the person who administers the Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Naugatuck and State of Connecticut on the 2nd day of March, 2000.

                                           THE EASTERN COMPANY 1997 DIRECTORS
                                           STOCK OPTION PLAN

                                           By THE EASTERN COMPANY


                                           By /s/ Leonard F. Leganza
                                           Leonard F. Leganza
                                           Its President and Chief
                                           Executive Officer

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Exhibit 4(a)(1)

AMENDMENT NO. 1 TO

THE EASTERN COMPANY 1997 DIRECTORS STOCK OPTION PLAN


The Eastern Company 1997 Directors Stock Option Plan (the "Plan") is hereby amended as follows, effective as of the date of adoption of this Amendment No. 1:


(1)	Section 2(h) of the Plan is amended to read as follows:

(h) Non-employee Director shall mean a director of The Eastern Company who is not an employee of the Company, and an emeritus director of The Eastern Company who is not an employee of the Company.


(2) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendment.


Dated at Naugatuck, Connecticut this 28th day of April, 1999.

ATTEST:						                                	THE EASTERN COMPANY


/s/Donald E. Whitmore, Jr.		                		By /s/Leonard F. Leganza
Donald E. Whitmore, Jr.					                  Leonard F. Leganza
Its Secretary						                           Its President


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Exhibit 4(a)(2)


AMENDMENT NO. 2 TO

THE EASTERN COMPANY 1997 DIRECTORS STOCK OPTION PLAN


The Eastern Company 1997 Directors Stock Option Plan (the "Plan") is hereby amended as follows, effective as of December 15, 1999:


(1)	Section 5 of the Plan is amended to read as follows:

5. Shares Subject to the Plan. The shares subject to the Awards granted under this Plan shall be authorized but unissued shares, or treasury shares, of Eastern Common Stock. The total amount of Eastern Common Stock which may be issued under Awards granted under this Plan shall not exceed in the aggregate 325,000 shares. Moreover, in no event may Non-qualified Stock Options authorize the issuance of more than five percent (5%) of the outstanding shares of Eastern Common Stock in any one year.

If an Award lapses, expires, terminates, ceases to be exercisable or is forfeited in whole or in part, or if any stock acquired pursuant to any Award is reacquired by the Company without the payment of consideration, the shares subject to but not issued under such Award or so reacquired shall be available for the grant of other Awards.


(2) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendment.


Dated at Naugatuck, Connecticut this 15th day of December, 1999.

ATTEST:					                            	THE EASTERN COMPANY


/s/ Amanda Gordon                    				By /s/ Leonard F. Leganza
Its Secretary (Asst)				                 Its President



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John V. Galiette
(860) 240-1009

EXHIBIT 5(a)

March 2, 2000

Board of Directors
The Eastern Company
112 Bridge Street
P.O. Box 460
Naugatuck, CT  06770

Re:	Issuance of Shares of The Eastern Company Common Stock Pursuant to The
Eastern Company 1997 Directors Stock Option Plan

Dear Sirs:

As counsel for The Eastern Company, a Connecticut corporation (the "Company"), we have participated with the Company and its officers in the preparation for filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-8 (the "Registration Statement") covering certain shares of common stock, no par value per share, of the Company (the "Shares"). The Post-Effective Amendment authorizes the issuance of an additional 100,000 Shares pursuant to The Eastern Company 1997 Directors Stock Option Plan (the "Plan") upon the exercise of certain stock options to be granted under the Plan.

In connection with the filing of the Post-Effective Amendment to the Registration Statement, we have been asked to give our opinion, in our capacity as counsel for the Company, as to the legality of the additional 100,000 Shares being registered, indicating whether the Shares, when acquired by the holders of options granted under the Plan, will be legally issued, fully paid and non-assessable.

In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise, of all such corporate records, documents, agreements or other instruments of the Company, and have made such investigation of law, and have discussed with the officers of the Company such questions of fact, as we have deemed necessary or appropriate. In rendering this opinion, we have relied upon certificates and statements of officers and directors of the Company as to factual matters, and we have assumed the genuineness of all documents submitted as copies.

Relying on the matters stated above, and based upon and subject to the foregoing, we are of the opinion that the additional 100,000 Shares, when acquired by the holders of options granted under the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-8.

Very truly yours,
REID and RIEGE, P.C.


/s/ John V. Galiette
John V. Galiette